Exhibit 99.1

Viveve Appoints Two New Independent Board Members

ENGLEWOOD, CO – September 13, 2018 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today announced that Steve Basta and Karen Zaderej have joined the Viveve board of directors, effective today.

“It is with great pleasure that I welcome both Steve and Karen to our board, especially during this very important period of momentum and growth for the company. Steve has extensive experience building businesses to commercial success and through profitable acquisition, particularly in the aesthetics industry. Karen has a proven record of executive leadership and is recognized as a pioneer of innovative medical devices and treatments in new business categories,” said Dan Janney, chairman of the Viveve board of directors.

“The substantive experience and skill sets of both Steve and Karen are valued and extremely pertinent to Viveve as the company continues the commercial growth of the Viveve® System and seeks regulatory approvals for its CMRF technology in new indications with high unmet needs in women’s health,” remarked Scott Durbin, Viveve’s chief executive officer and director.

Mr. Basta currently serves as chief executive officer of Menlo Therapeutics, Inc., a late-stage biopharmaceutical company that develops and commercializes treatments for dermatologic and other chronic conditions. Mr. Basta’s previous executive roles include CEO of BioForm Medical, Inc. and its successor, Merz Aesthetics, Inc. where he led BioForm’s growth from product launch to $80.0 million in annual revenues at the time of its acquisition by Merz. He subsequently directed Merz Aesthetics through multiple product launches to reach its position as a worldwide leader in the injectable aesthetics industry.

Ms. Zaderej currently serves as chairman, chief executive officer and president of AxoGen, Inc., a medical products company focused on the development and commercialization of technologies for peripheral nerve regeneration and surgical repair. Her tenure at AxoGen includes roles as the company’s chief operating officer and vice president of marketing and sales. Ms. Zaderej’s professional background also includes building and executing commercialization plans, creating comprehensive market development programs, research and development, and manufacturing while at ETHICON, Inc., a Johnson and Johnson company and as the founder of her previous medical consulting firm.

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the Viveve treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. In the second quarter of 2018, Viveve initiated VIVEVE II, a multicenter, randomized, double-blind, sham-controlled study to assess improvement of sexual function in women following childbirth following an Investigational Device Exemption (IDE) application approval from the U.S. Food and Drug Administration (FDA) in March of 2018. If successful, this trial could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

Viveve has initiated LIBERATE-International, one of two planned independent, multicenter, randomized registration trials for the improvement of stress urinary incontinence in women and has submitted an IDE to the FDA for LIBERATE-U.S. The results of these two studies, if successful, could support marketing applications in the U.S and additional countries around the world for this new commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

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